Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-211707) of Gazit-Globe Ltd. and in the related Prospectus of our reports dated March 27, 2018, with respect to the consolidated financial statements and schedule of Gazit-Globe Ltd. and subsidiaries, and the effectiveness of internal control over financial reporting of Gazit-Globe Ltd. and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Kost Forer Gabby & Kasierer
A member of EY Global

Tel-Aviv, Israel
April 30, 2018